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                                                                    EXHIBIT 2.5




                      AGREEMENT FOR THE PURCHASE AND SALE
                        OF ASSETS, DATED APRIL 21, 2000

                                 BY AND BETWEEN
                            EMERGE INTERACTIVE, INC.
                                      AND
                         W.P. LAND AND LIVESTOCK, INC.
                          D/B/A JORDAN CATTLE AUCTION
                                      AND
                            KENNETH AND KYNDA JORDAN
                                      AND
                            WILLARD AND PEGGY JORDAN

                                  DATED AS OF
                                 APRIL 21, 2000




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                               AGREEMENT FOR THE
                          PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the "Agreement") is made and entered into this 21st day of April, 2000 (the "Contract Date"), by and between: (i) W.P. LAND AND LIVESTOCK, INC., D/B/A JORDAN CATTLE AUCTION, a Texas corporation, referred to herein as the "Seller;" (ii) EMERGE INTERACTIVE, INC., a Delaware corporation, referred to herein as the "Purchaser;" (iii) KENNETH AND KYNDA JORDAN, each being individual residents of Texas, referred to herein as the "Key Employees" and with Kenneth Jordan individually referred to herein as "Jordan," and (iv) WILLARD AND PEGGY JORDAN, also each being individual residents of Texas, jointly referred to herein as the "Shareholders." The Purchaser, the Shareholders, the Key Employees and the Seller, or any combination thereof as the context may require, are referred to collectively herein as the "Parties."

                                   BACKGROUND

         A. The Seller is engaged in the business of purchasing cattle for resale through the Seller's cattle auction operation in San Saba, Brownwood and Mason, Texas (with the Seller's business referred to herein as the "Cattle Business");

         B. The Cattle Business involves the buying and selling of cattle on a short term basis, and derives its profits primarily from buying and reselling cattle and/or these services on behalf of other businesses on a commission basis. The Cattle Business includes, without limitation, the activities known in the livestock industry as order buying, dealing, brokering, and trading.

         C. The Seller is the record and beneficial owner, which as of the Closing Date shall be free and clear of all liens and adverse claims, of certain assets used by the Seller in the Cattle Business (the "Purchased Assets," as more particularly described herein); and

         D. This Agreement contemplates a transaction in which the Purchaser will purchase all of the Purchased Assets of the Seller in return for cash.

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree as follows:


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                                   AGREEMENT

                            ARTICLE 1 - DEFINITIONS

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Closing" shall be defined as the closing of the transactions contemplated pursuant to this Agreement.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Confidential Information" has the meaning set forth in Section 7(a)(i) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract Date" has the meaning set forth in the preface above.

         "Disclosure Schedule" shall have the meaning set forth in Article 3 hereof.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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         "ERISA Affiliate" means each entity that is treated as a single employer with the Seller for purposes of Code ss. 414.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names (whether or not registered), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Inventory Value" means the cost of the Seller's electronic ear tag, trailer and feed inventory on hand on the Closing Date. The Parties anticipate that the Inventory Value will not exceed One Hundred Thousand Dollars ($100,000).

         "Key Employee" has the meaning set forth in the preface above.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.


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         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchased Assets" means all right, title, and interest in and to the assets of the Seller described in Section 1(a) of the Disclosure Schedule, and shall further include all right, title and interest in and to the following:
(i) all Intellectual Property and all goodwill, going concern, trade names, customer and supplier lists, and similar intangible property relating to the Cattle Business, and (ii) any presence on the World Wide Web portion of the Internet maintained by or on behalf of the Seller in connection with the Cattle Business, including, without limitation, the page located at the uniform recourse locator address HTTP://WWW.JORDANCATTLE.COM, and any e-mail address used by the Seller in connection with the Cattle Business, including, without limitation, all e-mail addresses using the suffix "@jordancattle.com."

         "Purchase Price" shall have the meaning set forth in Section 2(c) hereof.

         "Real Property Purchase Contract" means that certain Contract for Sale and Purchase of Real Estate by and between the Purchaser and the Seller of even date herewith, pursuant to which the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Shareholders approximately fifteen
(15) acres in San Saba, Texas, thirty-five and 9/10 (35.9) acres in Brownwood, Texas, and four (4) acres in Mason, Texas.

         "Sales Tax" means an federal, state, local, or foreign sales tax, including any interest, penalty, or addition thereto whether disputed or not.

         "Sales Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Sales Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.


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                         ARTICLE 2 - BASIC TRANSACTION

         (a) Purchase and Sale of Assets. Subject to and on the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to the Purchaser, all of the Purchased Assets, free and clear of all liens, claims, options, charges, security interests and encumbrances of any nature, for the Purchase Price.

         (b)      Assumption of Liabilities. Intentionally Left Blank.

         (c) Purchase Price. On and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller, the Shareholders and the Key Employees contained in this Agreement, the Purchaser shall pay to the Seller at the Closing the sum of Two Million Seven Hundred Eighty-Four Thousand Five Hundred Ninety-Five Dollars ($2,784,595) plus an amount equal to the Inventory Value (collectively, the "Purchase Price") by wire transfer or delivery of other immediately available funds to the account(s) of the Seller as designated by the Seller in writing and delivered to the Purchaser concurrent herewith.

         (d) Closing. On and subject to the provisions and conditions of this Agreement, the Closing will take place at the offices of Gray, Harris & Robinson, P.A., 201 East Pine Street, Suite 1200, Orlando, Florida 32801, on or before May 15, 2000, or on such other date as the Parties to this Agreement agree in writing (the "Closing Date").

         (e)      Deliveries at the Closing.

                  (i) At the Closing, the Seller and the Key Employees, as appropriate, will execute, acknowledge and/or deliver to the Purchaser:

                           (A)      the various certificates, instruments, and
documents referred to in Section 6(a) below;

                           (B)      the Bill of Sale in the form attached
hereto as Exhibit B;

                           (C)      the Employment Agreements in the form
attached hereto as Exhibit A; and

                           (D) such other instruments of sale, transfer,
conveyance, and assignment as the Purchaser and its counsel may reasonably request.


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                  (ii)     At the Closing, the Purchaser will, as appropriate,
execute, acknowledge and/or deliver to the Seller:

                           (A)      the various certificates, instruments, and
documents referred to in Section 6(b) below;

                           (B)      the Employment Agreements in the form
attached hereto as Exhibit A; and

                           (C) the Purchase Price.

         (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalized costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule set forth in Section 2(f) of the Disclosure Schedule attached hereto.

   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER, SHAREHOLDERS AND KEY
                                   EMPLOYEES

         The Seller, the Shareholders and the Key Employees, jointly and severally, warrant and represent that each of the statements set forth in this
Article 3 are true, correct and complete as of the Contract Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Contract Date throughout this
Article 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). Notwithstanding the foregoing, the Key Employees do not join in the making of the representations and warranties contained in Sections 3(a), 3(b), 3(c)(1), and 3(f) below, it being understood that such representations and warranties are being made solely by the Seller and the Shareholders, jointly and severally. Notwithstanding the foregoing, it is understood that the Key Employees, jointly and severally, join in the making of the remaining representations and warranties contained in this Section 3 only to the extent of their Knowledge. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3. The Purchaser's obligation to close under this Agreement is conditioned and contingent upon the representations and warranties contained in this Article 3 being true, correct and complete as of the Closing Date.

         (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business in the State of Texas and has full power and authority to carry on and conduct the Cattle Business and to own, use, possess and sell the Purchased Assets.


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         (b)      Authorization and Effect of Transaction. The Seller has the
full power and authority (including full corporate power and authority) to execute, deliver and fully perform its obligations under this Agreement. Without limiting the generality of the foregoing, the execution and delivery of this Agreement to the Purchaser and the carrying out of the provisions hereof, have been duly authorized by all necessary action of the Seller's Board of Directors and its shareholders, and this Agreement constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms and conditions. Each of the Shareholders and Key Employees has the legal capacity and capability to execute, deliver and fully perform his or her obligations under this Agreement.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2, above) will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, loan, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2, above).

         (d) Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Purchased Assets. The Seller has good and marketable title to each of the Purchased Assets, free and clear of any Security Interest or restriction on transfer. All of the tangible Purchased Assets are in good working order and condition, ordinary wear and tear excepted. All of the Purchased Assets are being used in conformity in all respects to all applicable building, zoning, fire health and other laws, ordinances or regulations and no notice of any violation with respect thereto has been received by the Seller.

         (f)      Subsidiaries. The Seller does not have any Subsidiaries.

         (g) Financial Statements and Financial Condition. Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, 1998 and 1999 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited consolidated balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the two months ended


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February 29, 2000 (the "Most Recent Fiscal Month End") for the Seller. On or
before the Closing Date, the Seller will have provided to the Purchaser audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, 1998 and 1999 for the Seller, which financial statements (including the notes thereto) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (with such financial statements being included within the definition of "Financial Statements" as of the Closing Date). The Financial Statements (including the notes thereto) present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller.

         (i) Undisclosed Liabilities. The Seller has no liabilities or obligations whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any such liability or obligation, except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. The Seller has complied with all applicable laws (including, without limitation, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply.

         (k)      Tax Matters.

                  (i) The Seller has filed all material Income Tax Returns and Sales Tax Returns that it has been required to file. All such Income Tax Returns and Sales Tax Returns were correct and complete in all material respects. All material Income and Sales Taxes owed by the Seller (whether or not shown on any Income Tax Return or Sales Tax Return) have been paid. No material claim has ever been made by an authority in a jurisdiction where the Seller does not file an Income Tax Return or Sales Tax Return that it is or may be subject to taxation by that jurisdiction. There


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are no material Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Income or Sales Tax.

                  (ii) The Seller has withheld and paid all material Income and Sales Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) None of the Key Employees, the Shareholders, or any director or officer (or other responsible employee) of the Seller expects any authority to assess any additional, material Income or Sales Tax for any period for which Income or Sales Tax Returns have been filed. There is no material dispute or claim concerning any Income Tax or Sales Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Key Employees, the Shareholders, or the directors or officers (or other responsible employees) of the Seller has Knowledge based upon personal contact with any agent of such authority.

                  (iv) Section 3(k) of the Disclosure Schedule lists all material federal, state, local, and foreign Income Tax Returns and Sales Tax Returns filed with respect to the Seller for all taxable periods ended on or after December 31, 1997, indicates those Income Tax Returns and Sales Tax Returns that have been audited, and indicates those Income Tax Returns and Sales Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since January 1, 1997. The Seller has not waived any statute of limitations in respect of Income Taxes or Sales Taxes or agreed to any extension of time with respect to an Income Tax or Sales Tax assessment or deficiency.

                  (v) The Seller has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code ss. 6662. The Seller is not a party to any Income Tax allocation or sharing agreement.

                  (vi) The Seller has not been a member of an affiliated group filing a consolidated federal Income Tax Return nor does it have any liability for the Income Taxes of any Person under Reg ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (vii) The unpaid Income Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, materially exceed the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing its Income Tax Returns.


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         (I)      Intellectual Property.

                  (i) The Seller owns or has the right to use pursuant to a license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of each of its businesses (including, without limitation, the Cattle Business) as presently conducted and as presently proposed to be conducted. Each such item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses in connection with any of its businesses (including, without limitation, the Cattle Business).

                  (ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller, the Shareholders, the Key Employees, or the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders, the Key Employees and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                  (iii) Section 3(l)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission that the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(l)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with the Cattle Business or any other business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule:

                           (A)      the Seller possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B)      the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;


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                           (C)      no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D)      the Seller has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Section 3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 3(l)(iv) of the Disclosure Schedule;

                           (A)      the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B)      the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2, above);

                           (C)      no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D)      no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                           (E)      with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                           (F)      the underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G)      no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H)      the Seller has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of all of the Shareholders, the Key Employees, and any director or officer (or employee with responsibility for Intellectual Property matters) of the Seller,


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the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Cattle Business as presently conducted and as presently proposed by the Purchaser to be conducted after the Closing.

         (m) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Cattle Business as presently conducted (and as presently proposed to be conducted by the Purchaser). To the Knowledge of the Seller, the Shareholders, and the Key Employees, the buildings, machinery, equipment, and other tangible assets that the Seller owns and leases are free from defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used (and presently are proposed to be used by the Purchaser).

         (n) Inventory. The inventory of the Seller consists of trailers and feed, all of which is merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller.

         (o) Contracts. Section 3(o) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                  (ii) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement involving the Seller and/or its Affiliates;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii)   any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

The Seller has delivered to the Purchaser a correct and complete copy of each written agreement listed in Section 3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf the Seller.

         (q) Insurance. Section 3(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii)    the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects;
(B) neither the Seller nor any other party to the policy is in breach or default (including that respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 3(q) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

         (r) Litigation. Section 3(r) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of either of the Key Employees or Shareholders, or any director or officer of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         (s) Employees. To the Knowledge of any of the Seller, the Shareholders, and the Key Employees, no Key Employee or other employee that contributes significantly to the conduct of the Cattle Business (including, without limitation, Greg Miller), plans to terminate employment with the Seller or the Purchaser (or Purchaser's Affiliate), as appropriate, during the next 12 months. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since the date it was incorporated. The Seller has not committed any unfair labor practice. None of the Seller, the Shareholders, the Key Employees, nor any director or officer of the Seller, has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

         (t) Employee Benefits. Neither the Seller nor any ERISA Affiliate maintains, has ever maintained, contributes, has ever contributed, has the obligation to contribute, or has ever had the obligation to contribute to any Employee Benefit Plan.

         (u) Guaranties. The Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         (v)      Environmental, Health, and Safety Matters.

                  (i) The Seller and its predecessors and Affiliates has complied and is in compliance, in each case in all respects, with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, the Seller and its Affiliates, has obtained, has complied, and is in compliance with, in each case in all respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Cattle Business; a list of all such permits, licenses and other authorizations is set forth in Section 3(w)(ii) of the Disclosure Schedule.

                  (iii) Neither the Seller nor any of the Seller's Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as set forth in Section 3(v)(ii) of the Disclosure Schedule, to the Knowledge of the Seller, the Shareholders, and the Key Employees, none of the following exists at any property or facility owned or operated by the Seller or included as one of the Purchased Assets: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) To the Knowledge of the Seller, the Shareholders, and the Key Employees, neither the Seller nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         (w) Certain Business Relationships With the Seller. None of the Shareholders, the Key Employees, or any of his or her Affiliates has been involved in any material business arrangement or relationship with the Seller within the past 12 months, and, other than as set forth in Section 3(w) of the Disclosure Schedule, none of the Shareholders, the Key Employees, or any of his or her Affiliates owns any material asset, tangible or intangible, that is used in the Cattle Business.

         (x) Disclosure. No covenant, representation or warranty of any of the Seller, the Shareholders, or the Key Employees contained in this Agreement, the Disclosure Schedule, or any other documents or instrument delivered or to be delivered by or on behalf of any of the Seller, the Shareholders, or the Key Employees to the Purchaser or any of the Purchaser's representatives, including auditors or counsel, in connection with this Agreement or any of the transactions contemplated hereby, contains or will contain any untrue statement or a fact or omits any fact necessary to make the statements contained herein or therein not false or misleading.

          ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser warrants and represents to the Seller that each of the statements contained in this Article 4 is true and correct as of the Contract Date and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the Contract Date throughout this Article 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 4.

         (a) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                       ARTICLE 5 - PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the Contract Date and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6, below).

         (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Purchaser may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) outside of the Ordinary Course of Business, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above.

         (d) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access. The Seller will permit representatives of the Purchaser to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Seller.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Article 3 and
Article 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. None of the Seller, Shareholders, or Key Employees will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                 ARTICLE 6 - CONDITIONS TO OBLIGATION TO CLOSE

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) Each of the conditions set forth in the Real Property Purchase Contract shall have been satisfied, and, simultaneously with the Closing, the Purchaser and the Shareholders shall consummate the transactions to be performed by them pursuant to the Real Property Purchase Contract;

                  (ii) the Purchaser shall be reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence, including, without limitation, its review or evaluation of any matter addressed in any section of the Disclosure Schedule regarding the Seller and the Cattle Business;

                  (iii)    the representations and warranties set forth in
Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iv) each of the Seller, Shareholders, and Key Employees shall have performed and complied with all of its, his or her covenants hereunder in all material respects through the Closing;

                  (v) the Seller shall have procured all of the material third party consents specified in Section 5(b) above;

                  (vi) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Purchaser to own the Purchased Assets and operate the Cattle Business.

                  (vii) the Seller shall have paid all Income Taxes and Sales Taxes owed by the Seller, as set forth in Section 3(k) of the Disclosure Schedule.

                  (viii) the Seller shall have delivered to the Purchaser a certificate executed by its President to the effect that each of the conditions specified above in Section 6(a)(iii)-(vi) is satisfied in all respects;

                  (ix) the Purchaser shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                  (x) the employment agreements as set forth in Exhibits A-1 and A-2 attached hereto shall be in full force and effect (or will be in full force and effect as of the Closing Date);

                  (xi) the Seller shall have provided to the Purchaser, at the Purchaser's sole cost and expense, audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, 1998 and 1999 for the Seller, which financial statements (including the notes thereto) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and

                  (xii) all actions to be taken by the Seller, Shareholders, and Key Employees in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
Article 4 above shall be true and correct in all material respects at and as of the Closing Date; and

                  (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

The Seller may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

 ARTICLE 7 - TRADE SECRETS; CONFIDENTIAL AND PROPRIETARY INFORMATION COVENANTS;
               NONCOMPETITION; NONSOLICITATION; AND NONDISCLOSURE

         (a) Each of the Key Employees, the Shareholders and the Seller expressly acknowledges that the Cattle Business involves trade secrets, confidential and proprietary information and personal relationships with customers, and that the success of the Cattle Business is due in large part to the exclusive retention of such trade secrets, confidential and proprietary information and the undisturbed continuation of such personal relationships with customers.

                  (i) Each of the Key Employees, the Shareholders and the Seller agrees and acknowledges that all information pertaining to the Seller's personnel, finances, facilities, and customers constitute trade secrets, and valuable confidential and proprietary information that the Seller will sell to the Purchaser pursuant to this Agreement and in which, thereafter, the Purchaser will have a proprietary interest (collectively the "Confidential Information"). Each of the Key Employees, the Shareholders and the Seller recognizes that the Confidential Information is not readily available to the public and is information from which the Purchaser will derive an independent economic value from not being known and that the information is subject to efforts that are reasonable to maintain its secrecy. The failure to mark any documents, reports, data or information "confidential" shall not affect the confidential nature of the material.

                  (ii) Each of the Key Employees, the Shareholders and the Seller expressly covenants and agrees that the neither the Seller, either of the Shareholders nor either of the Key Employees shall at any time, directly or indirectly, reveal, divulge, disclose, disseminate, fax, transmit, publish or communicate to any person, firm, or corporation, or other entity, other than to employees of the Purchaser, or copy or utilize for its, his or her own benefit, or the benefit of others, in any manner whatsoever, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the Cattle Business or customers of the Cattle Business without the express prior written consent of the Purchaser, nor will the Seller, either of the Shareholders or either of the Key Employees make use of such Confidential Information for its, his or her personal benefit at any time other than in connection with the carrying out of its, his or her responsibilities under this Agreement. The prohibition provided in this Paragraph 7(a)(ii) is effective beginning on the Contract Date and shall continue indefinitely thereafter.

                  (iii) All Confidential Information shall become property of the Purchaser on and after the Closing Date. Not later than the Closing Date, the Seller, each of the Shareholders and each of the Key Employees shall surrender to the Purchaser all documents, records, computer programs or disks, and similar repositories of or containing Confidential Information, including, but not limited to, all lists (including, without limitation, customer lists), charts, schedules, reports, financial statements, books, records and tangible evidence of any type which relate in any way to the Cattle Business, and all copies thereof, to the Purchaser.

         (b) Noncompetition. Each of the Key Employees, each of the Shareholders and the Seller jointly and severally covenants and agrees that from the date of Closing until that date which is five

(5) years therefrom (the "Covenant Period") he, she or it, as appropriate, will not, directly or indirectly, own, manage, operate, join, control, be employed by, be engaged on an independent contractor basis or other representative capacity, or participate in the ownership, management, operation, or control of, receive any monetary benefits from or in connection with, or be connected in any other manner with, any individual, corporation, partnership or other entity (other than the Purchaser) that is engaged in, or any other transaction or activity in, the business of any of buying or selling of cattle or other livestock for resale, or order buying, brokering, selling, trading, auctioning, or otherwise dealing in or with cattle or livestock anywhere within the State of Texas or on or through the World Wide Web portion of the Internet (whether with respect to purchasers or sellers inside or outside the State of Texas) (with any such business or activity referred to herein as a "Prohibited Business"), without the prior express written permission of the Purchaser, which permission may be given or withheld in the Purchaser's sole discretion; provided, however, a Prohibited Business shall expressly exclude any cattle ranching activities not involving the sale of cattle, and shall further exclude the ultimate sale of cattle used in any cattle ranching activities to the extent at least ninety-five percent (95%) of such sales are made on a "long-term" basis (i.e., the period of time between the purchase of the cattle and the sale of such cattle exceeds (4) months).

         (c) Nonsolicitation. Each of the Key Employees, each of the Shareholders and the Seller jointly and severally covenant and agree that during the Covenant Period, he, she or it, as appropriate, will not, without the express prior written permission of the Purchaser, either directly or indirectly, on his, her or its own behalf or in the service of others, solicit, divert, service, accept or hire or attempt to solicit, divert, service, accept, entice or hire to any competing business or induce to terminate employment with the Purchaser any person that was employed by the Seller immediately before the Closing Date, whether or not such employee is a full-time employee or a temporary employee of the Purchaser and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or at will.

         (d) Nondisclosure. Each of the Key Employees, each of the Shareholders and the Seller jointly and severally covenant and agree that during the Covenant Period he, she or it, as appropriate, shall not disclose or disseminate any of the business methods and procedures of the Cattle Business, nor the list of any of the Cattle Business's customers, directly or indirectly, in any manner whatsoever, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.

         (e) Provisions Applicable to Above Covenants and Agreements. The following apply to the covenants and agreements contained above in Paragraphs 7(a) through 7(d):

                  (i) If any of the Key Employees or Shareholders seeks employment with any Prohibited Business, such Key Employee or Shareholder, as appropriate, will notify such Prohibited Business of the terms of this Agreement and specifically the covenants contained in this Article 7, and each Key Employee and Shareholder further agrees that the Purchaser may notify the Prohibited Business by whom such Key Employee or Shareholder, as appropriate, may become employed of the existence of this Agreement.

                  (ii) Each of the Key Employees, each of the Shareholders and the Seller acknowledges and agrees that the covenants and agreements contained in this Article 7 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Confidential Information and the legitimate business interests of the Purchaser; that irreparable harm, loss and damage, which cannot be remedied in damages in an action at law, will be suffered by the Purchaser should any of the Seller, the Shareholders, or the Key Employees breach any of the covenants and agreements contained in this Article 7; that a breach of any such covenant and agreement may constitute an infringement of the Purchaser's rights in and to the Cattle Business's trade secrets; that each of such covenants or agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any other such covenant or agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement; and that, in addition to other rights and remedies available to it as a matter of law or equity, the Purchaser shall be entitled to an immediate temporary injunction and also to a permanent injunction to prevent a breach or contemplated breach by any of the Seller, the Shareholders, or the Key Employees of any of such covenants or agreements.

                  (iii) In the event that any of the Seller, the Shareholders or the Key Employees shall breach any or all of the covenants set forth in this Article 7, the running of the period of the restrictions set forth in such subparagraphs breached shall be tolled during the continuation(s) of any such breach or breaches by any of the Seller, the Shareholders or the Key Employees and the running of the period of such restrictions shall commence or commence again only upon compliance by such breaching party with the terms of the applicable subparagraph breached.

                  (iv) Each of the Key Employees, Shareholders, and the Seller has carefully read and considered the terms and provisions of this
Article 7 and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably necessary for the protection of the Confidential Information and the legitimate business interests of the Purchaser, including the Purchaser's goodwill and substantial relationships with clients and customers. It is the belief of the Parties that the best protection that can be given to the Purchaser that does not infringe on the rights of any of the Seller, the Shareholders or the Key Employees to conduct any unrelated business, is to provide for restrictions described above. In the event any of said restrictions are to be held unenforceable as over broad, overlong, not reasonably necessary to protect the legitimate business interests of the Purchaser, or for any other reason, the Parties agree that the court shall modify such restriction and grant the relief necessary to protect such interests. As so modified, such restriction shall be as fully enforceable as if it had been set forth herein by the Parties. It is the intent of the Parties that the court in so establishing substitute restrictions, recognize that the Parties hereto desire that the aforedescribed restrictions be imposed and maintained to the maximum lawful extent.

                  (v) None of the Key Employees, the Shareholders or the Seller shall assert as a defense that the Purchaser has no (or insufficient) legitimate business interests to support the covenants and agreements contained in this Article 7, and none of the Key Employees, the

Shareholders or the Seller shall assert as a defense that the Purchaser has an adequate remedy at law or that the harm to the Purchaser is not irreparable.

                  (vi) Each of the Key Employees, the Shareholders and the Seller agrees the covenants and agreements shall be fully enforceable against them. The covenants and agreements set out in this Article 7 shall survive either or both of the Closing and/or the termination of this Agreement.

                  (vii) The Parties agree that, notwithstanding anything to the contrary contained herein, One Thousand Dollars ($1,000) of the Purchase Price shall be paid directly to the Shareholders as partial consideration for the covenants and agreements contained in this Article 7 made by the Shareholders, which, when taken together with the other consideration being paid to the Seller (the payment of which, the Shareholders jointly assert and agree, substantially benefits the Shareholders), constitute good and fair consideration under applicable Texas law for the joinder by the Shareholders in the covenants and agreements of this Article 7, the making by the Shareholders of such covenants and agreements, and the subsequent enforcement thereof. In the event that the Purchaser is required to enforce any covenant or agreement made by any Shareholder under this Article 7 or elsewhere in this Agreement (or seek remedy or claim damage for the breach thereof), neither Shareholder shall assert or attempt to assert that such Shareholder received insufficient or inadequate consideration hereunder when taking into account the remedies then being sought or the damages then being claimed by the Purchaser.

                  (viii) The Parties agree that One Thousand Dollars ($1,000) of additional consideration shall be paid by the Purchaser to the Key Employees as partial consideration for the covenants and agreements contained in this
Article 7 made by the Key Employees, which, when taken together with the other consideration being paid to the Seller (the payment of which, the Key Employees assert and agree, substantially benefits the Key Shareholders), constitute good and fair consideration under applicable Texas law for the joinder by the Key Employees in the covenants and agreements of this Article 7, the making by the Key Employees of such covenants and agreements, and the subsequent enforcement thereof. In the event that the Purchaser is required to enforce any covenant or agreement made by any Key Employee under this Article 7 or elsewhere in this Agreement (or seek remedy or claim damage for the breach thereof), neither Key Employee shall assert or attempt to assert that such Key Employee received insufficient or inadequate consideration hereunder when taking into account the remedies then being sought or the damages then being claimed by the Purchaser.

                     ARTICLE 8 - SELLER'S CURRENT EMPLOYEES

         (a) Key Employees. On or before the Closing Date, and as a condition to the Closing, each of the Key Employees shall enter into an Employment Agreement with the Purchaser, which agreement shall be substantially in the same form as the Employment Agreement attached hereto as Exhibit A. Each of the Seller, the Shareholders and the Key Employees hereby expressly acknowledges to the Purchaser that: (i) Jordan's execution and delivery of, and faithful performance under, such employment agreement is a material and substantial inducement and primary condition for the Purchaser's execution and delivery of this Agreement, (ii) Jordan hereby represents and warrants to the Purchaser that he currently intends to, and he shall, faithfully and diligently perform his duties and obligations under his Employment Agreement pursuant to and in accordance with the terms and conditions thereof, and (iii) but for the Purchaser's reasonable expectation of the occurrence of Jordan's performance under his Employment Agreement based upon his express representation contained in subsection 8(a)(ii) above, the Purchaser would not have entered into this Agreement or otherwise agreed to Close the transactions contemplated herein and hereunder.

         (b) Other Employment Matters. The Seller acknowledges that the Purchaser is not required under the terms of this Agreement to hire any other employees or independent contractors currently working for the Seller. Section 8 to the Disclosure Schedule attached hereto discloses to the Purchaser the complete and accurate list of the name, current rate of compensation, and any vacation or holiday pay, and any other compensation arrangements or fringe benefits of each current employee of the Seller. The Seller agrees to pay all accrued and unpaid wages, bonuses, vacation or leave time, sick pay, holiday pay, and all federal and state FICA, withholding taxes, unemployment taxes and workers' compensation insurance premiums with respect to the Seller's employees through the Closing Date, including any worker's compensation, unemployment compensation, or other premiums that occur or are charged to the Seller after the Closing Date for periods before the Closing Date.

         Purchaser may in its sole discretion hire none, some or all current employees of the Seller. In the event that the Purchaser does hire any such employees, the Purchaser agrees to be responsible for the payment of all federal and state FICA, withholding taxes, unemployment taxes and worker's compensation insurance premiums with respect to such employees hired by the Purchaser, if any, after the date of hire. The Purchaser will not adopt or assume at the Closing any of the Employee Benefit Plans that the Seller maintains or any trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect thereto. In no event shall the Purchaser have any liability to the Seller or to any employee or independent contractor of the Seller for any cause or reason, and the Seller shall fully indemnify, hold the Purchaser, its agents, employees and assigns, harmless and defend against any claims by former employees or independent contractors of the Seller for claims relating to the Seller's business (including, without limitation, the Cattle Business) prior to the Closing Date.

         The Seller shall notify all employees in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and that are required to be given, collected, or otherwise performed as a result of the Closing.

                    ARTICLE 9 - SURVIVAL AND INDEMNIFICATION

         (a) Survival. All representations, covenants, warranties, indemnifications and obligations contained in this Agreement or in any certificate, document or statement delivered pursuant to this Agreement shall survive the Closing, and, in the event of a Party's breach of this Agreement resulting in the termination of this Agreement, such representations, covenants, warranties, indemnifications and obligations shall further survive the termination of this Agreement, shall continue in full force and effect forever thereafter, and shall not be affected in any respect by such termination or by the Closing and investigation conducted by the Purchaser and any information that the Purchaser may have from time to time.

         (b) Indemnification. Each of the Seller, the Shareholders, and the Key Employees, jointly and severally, hereby agree to indemnify, defend and hold harmless the Purchaser or the Purchaser's successors or assigns for all losses, damages, liabilities and claims, and all fees, costs and expenses of any kind related to, including and without limitation, any and all attorneys' fees arising out of, based upon or resulting from the Seller's, or any Shareholder's or Key Employee's breach of, or failure to perform, the covenants, obligations, representations and warranties contained or made pursuant to this Agreement. The indemnification provisions of this Agreement shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of this Agreement or with respect to any misrepresentations or breaches of warranty by any of the Seller, the Shareholders or the Key Employees.

         (c) Liquidated Damages. The Parties acknowledge that Jordan shall, as a condition to the Closing, enter into an Employment Agreement with the Purchaser, and each of the Seller and the Shareholders further acknowledge, understand and agree that the Purchase Price is being paid by the Purchaser to the Seller in substantial reliance upon Jordan's representation and warranty contained in Section 8(a)(ii) above that he currently intends to, and he shall, faithfully and diligently perform his duties and obligations under his Employment Agreement pursuant to and in accordance with the terms and conditions thereof.

                  (i)      Liquidating Event of Default. For purposes of this
Article 9, the occurrence of any of the following events shall be a "Liquidating Event of Default:"

                           (A)      Jordan terminates his employment with the
Purchaser for any reason (including, without limitation, by reason of Jordan's death or disability) other than solely as a direct result of the uncured breach by the Purchaser of any material term of the Employment Agreement, or

                           (B)      The Purchaser terminates Jordan's
employment with the Purchaser because either:

                                    (1)      Jordan is convicted of, pleads
guilty to, or pleads nolo contendere to a felony or other crime involving moral turpitude, or

                                    (2)     Jordan has engaged in material
wrongful conduct, such as fraud, conversion, embezzlement, falsifying records or reports, or a similar act involving the Purchaser's property.

                  (ii) Consequence of Liquidating Event of Default. Upon the occurrence of a Liquidating Event of Default at any time during the three
(3) year period beginning on the Closing Date, the Seller and the Shareholders, jointly and severally, agree to and shall pay and deliver to the Purchaser, on or before that date that is ten (10) days from the date on which the Purchaser provides such Parties with written demand for payment, as liquidated damages for such Liquidating Event of Default (the "Liquidated Damages") an amount determined pursuant to the following:

                           (i)      If such Liquidating Event of Default occurs
at any time on or before the date that is one (1) year after the Closing Date, the Liquidated Damages shall be One Million Nine Hundred Thousand Dollars ($1,900,000);

                           (ii)     If such Liquidating Event of Default occurs
at any time between the date that is one (1) year after the Closing Date and the date that is two (2) years after the Closing Date, the Liquidated Damages shall be Eight Hundred Fifty Thousand Dollars ($850,000); and

                           (C)      If such Liquidating Event of Default occurs
at any time on or between the date that is two (2) years after the Closing Date and the date that is three (3) years after the Closing Date, the Liquidated Damages shall be Two Hundred Thousand Dollars ($200,000).

                  (iii) Other Provisions with regard to Liquidated Damages. Each of the Seller and the Shareholders, jointly and severally, acknowledge and agree that (A) their payment of the liquidated damages to the Purchaser constitutes consideration for damages resulting to the Purchaser due to the occurrence of the Liquidating Event of Default and are not as a form of penalty or restraint on trade of any of the Seller, the Shareholders or the Key Employees, and that such damages result from a mutual determination by the Parties based upon relevant factors including, but not limited to, the fact that a substantial part of the assets being purchased by the Purchaser pursuant to this Agreement comprise the represented goodwill and going concern of the Seller, that Jordan's continued employment with the Purchaser is a substantial and material inducement, and a primary condition, to the Purchaser's execution and delivery of, and performance under, this Agreement, and that the Purchaser would not have entered into or performed under this Agreement but for the accuracy of the representations and warranties of each of the Seller, the Shareholders and the Key Employees under this Agreement, and but for Jordan's agreement to continue his employment with the Purchaser; and (B) are reasonable and appropriate under the circumstances, including, without limitation, in recognition of the substantiality of the Purchase Price, and to protect and preserve the legitimate business interests of the Purchaser.

                  (iii) Each of the Seller, the Shareholders and the Key Employees acknowledges and agrees that none such Parties will assert as a defense to the imposition or payment of the liquidated damages described in this Section 9(c) that the Purchaser has no (or insufficient) legitimate business interests to support the application of such remedy, or that the imposition of the liquidated damages provisions described in this
Section 9(c) is other than reasonable and appropriate to protect the Purchaser's legitimate business interests.

                  (iv) It is understood and intended by and among the parties hereto that the provisions of this Section 9(c) shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action that any of the Seller, the Shareholders, or the Key Employees might have against the Purchaser, whether predicated upon this Agreement, the Employment Agreement, or otherwise, shall not constitute a defense to the enforcement by the Purchaser of this Section 9(c) or in any way serve to offset the liquidated damages due and payable to the Purchaser pursuant to this Section 9(c) hereof.

                            ARTICLE 10 - TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain tax matters following the Closing Date:

         (a)      Cooperation on Tax Matters.

                  (i) The Seller, the Shareholders and the Key Employees shall cooperate fully, as and to the extent requested by the Purchaser, in connection with the filing of tax returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Seller, the Shareholders and the Key Employees agrees
(A) to retain all books and records with respect to tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, each of the Seller, the Shareholders and the Key Employees shall allow the other party to take possession of such books and records.

                  (ii) Each of the Seller, the Shareholders and the Key Employees further agrees, upon request, to use its, his or her best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law.

                     ARTICLE 11 - TERMINATION OF AGREEMENT

         Certain of the Parties may terminate this Agreement as provided below:

         (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) the Purchaser may terminate this Agreement at any time by giving written notice to the Seller if the Purchaser is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller or the Cattle Business;

         (c) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event that any of the Seller, the Shareholders or the Key Employees has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; (B) the Real Property Purchase Contract has been terminated in accordance with the terms thereof; or (C) if the Closing shall not have occurred within thirty (30) days of the Contract Date, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

         (d) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach.

                           ARTICLE 12 - MISCELLANEOUS

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the

Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the agreements referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to any of the Seller,
         Kenneth and Kynda Jordan,
         or Willard and Peggy Jordan:           P.O. Box 158
                                                San Saba, Texas 76877

         With a copy to:                        315 Jefferson Street
                                                Sulphur Springs, Texas 75482
                                                Attn: Carl Bryan, Esq.

         If to the Purchaser:                   eMerge Interactive, Inc.
                                                10315 102nd Terrace
                                                Sebastian, Florida 32958
                                                Attn: Michael T. Janney

         Copy to:                               Gray, Harris & Robinson, P.A.
                                                201 E. Pine St., Suite 1200
                                                Orlando, Florida 32801
                                                Attn: Michael E. Neukamm, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and each of the Seller, the Shareholders and the Key Employees. The Seller, with the prior authorization of its board of directors, and the Shareholders and Key Employees, together, may consent to any such amendment at any time prior to the Closing. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Purchaser, the Seller, the Shareholders and the Key Employees will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including, without limitation, the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



                                  SELLER:

                                  W.P. LAND AND LIVESTOCK, INC.
                                  D/B/A JORDAN CATTLE AUCTION



                                  By: /s/ Willard K. Jordan
                                      -----------------------------------------
                                  Name:  Willard K. Jordan
                                         --------------------------------------
                                  Title: President
                                         --------------------------------------



                                  KEY EMPLOYEES:


                                  /s/ Kenneth Jordan
                                  ---------------------------------------------
                                  Kenneth Jordan


                                  /s/ Kynda Jordan
                                  ---------------------------------------------
                                  Kynda Jordan



                                  SHAREHOLDERS:


                                  /s/ Willard K. Jordan
                                  ---------------------------------------------
                                  Willard Jordan


                                  /s/ Peggy Jordan
                                  ---------------------------------------------
                                  Peggy Jordan



                                  PURCHASER:

                                  EMERGE INTERACTIVE, INC.



                                  By: /s/ T. Michael Janney
                                      -----------------------------------------
                                  Name:  T. Michael Janney
                                         --------------------------------------
                                  Title: CFO
                                         --------------------------------------